Exhibit 99.01

Fairchild Realigns Global Manufacturing Capabilities

Company expects changes to enhance customer support through improved quality, supply chain flexibility and lower costs

SAN JOSE, Calif. – Aug. 25, 2014 – Fairchild Semiconductor (NASDAQ: FCS), a leading supplier of high performance power and mobile products, today announced it will eliminate its internal five-inch and significantly reduce six-inch wafer fabrication lines, resulting in the closure of its manufacturing and assembly facilities in West Jordan, Utah and Penang, Malaysia, as well as the remaining five-inch wafer fabrication lines in Bucheon, South Korea. This realignment is part of Fairchild’s ongoing initiative to enhance manufacturing capabilities, improve product quality, and lower costs resulting in greater supply chain flexibility and responsiveness for our customers.

Closures of both facilities and Fairchild’s remaining five-inch wafer fabrication lines in Bucheon, South Korea, are planned to occur from Q2 to Q4 2015. Fairchild is working closely with customers to complete the qualifications required and/or build adequate supply to support their needs. During the transition, Fairchild expects its internal and external supply chain to service customer orders without disruption.

“An adaptive supply chain must be the foundation of any global manufacturer’s operations in the increasingly dynamic semiconductor solutions market,” said Mark Thompson, Fairchild’s chairman and CEO. “The realignment we are announcing today will maximize the utilization of eight-inch factories and reduce the complexity of our manufacturing footprint, while creating the flexibility to support ongoing customer demand through a greater use of external manufacturing sources. Fairchild will continue operating eight-inch wafer fabrication lines in South Portland, Maine and Mountain Top, Pennsylvania, as well as the Bucheon six- and eight-inch fabrication lines. Fairchild will also continue operating assembly and test facilities in Cebu, Philippines and Suzhou, China.”

Through the combined actions, Fairchild expects to incur approximately $36 million in cash restructuring and other costs. The company also plans to record during the closure process non-cash charges of approximately $25 million for accelerated depreciation. Once completed, the company expects to realize annual savings of approximately $45 to $55 million from a second quarter of 2014 financial baseline. Of these estimated savings, approximately 75 percent are expected to be cash savings, with the balance attributable to lower depreciation costs.

Special Note on Forward-Looking Statements:

Some of the paragraphs above contain forward-looking statements that are based on management’s assumptions and expectations and involve risk and uncertainty. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: failure to

Fairchild Semiconductor Headquarters: San Jose, CA U.S.A; Corporate Offices: South Portland, ME U.S.A. and Singapore

www.fairchildsemi.com

achieve expected savings from cost reduction actions or other adverse results from those actions; failure to transfer or qualify affected manufacturing capacity to new sources; availability of manufacturing capacity from third parties; failure to maintain order rates at expected levels; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from lower tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s website at investor.fairchildsemi.com or the SEC’s website at www.sec.gov.

About Fairchild:

Fairchild has a rich history as a pioneer in the semiconductor industry and that pioneering spirit endures today. In an era where diversity can dilute focus and hamper innovation, we specialize in the development and manufacturing of a complete portfolio of low- to high-power solutions for the mobile, industrial, cloud, automotive, lighting, and computing industries. Fairchild is one of the most reliable partners in the industry, offering the shortest time from concept to silicon, expert FAEs for customer support, and a flexible, multi-source supply chain. Our vision is clear – anticipate the power efficiencies demanded by tomorrow’s electronic products and deliver an amazing design experience.

Delivering this vision is Fairchild’s way of making the world a cleaner and a better place. We accomplish this via a deeply human-centric approach: engage our employees, and strive to delight all our customers with great products at a fair price. If you use a smart phone, drive a car, own a modern appliance, or enjoy film animation you have experienced the power of Fairchild. Fairchild is unique in its deployment of design thinking in conceiving and delivering these advanced products. Our foundation is our guiding principles, which recognizes the inseparability of engaged employees and delighted customers, and encourages our employees to simplify, challenge, explore, play, excel, respect, go fast, and be direct. Please contact us on the web at www.fairchildsemi.com.

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Editorial Contacts:

Bruce Fienberg

Director of Communications

+1 (408) 822-2075

Email: bruce.fienberg@fairchildsemi.com

Fairchild Semiconductor Headquarters: San Jose, CA U.S.A; Corporate Offices: South Portland, ME U.S.A. and Singapore

www.fairchildsemi.com

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